Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces Third-Quarter Earnings of $489 Million

•                  Weakness in global markets for farm and construction equipment leads to decline in sales and net income; earnings per share show slight gain.

•                  All company businesses remain profitable, benefiting from sound execution and disciplined cost and asset management.

•                  Full-year 2016 earnings forecast increased to $1.35 billion.

MOLINE, Illinois (August 19, 2016) — Net income attributable to Deere & Company was $488.8 million, or $1.55 per share, for the third quarter ended July 31, compared with $511.6 million, or $1.53 per share, for the same period last year.

For the first nine months of the year, net income attributable to Deere & Company was $1.239 billion, or $3.91 per share, compared with $1.589 billion, or $4.67 per share, last year.

Worldwide net sales and revenues decreased 11 percent, to $6.724 billion, for the third quarter and declined 9 percent, to $20.124 billion, for nine months. Net sales of the equipment operations were $5.861 billion for the quarter and $17.737 billion for the first nine months, compared with $6.840 billion and $19.843 billion for the periods last year.

“John Deere’s performance in the third quarter reflected the continuing impact of the global farm recession as well as difficult conditions in construction equipment markets,” said Samuel R. Allen, chairman and chief executive officer. “All of Deere’s businesses remained profitable with the Agriculture & Turf division reporting higher operating profit than last year. As in past quarters, our results benefited from the sound execution of our operating plans, the impact of a broad product portfolio, and our success keeping a tight rein on costs and assets.”

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Summary of Operations

Net sales of the worldwide equipment operations declined 14 percent for the quarter and 11 percent for the first nine months compared with the same periods a year ago. Sales included price realization of 2 percent for the quarter and year to date. Additionally, sales included an unfavorable currency-translation effect of 2 percent for both the quarter and nine months. Equipment net sales in the United States and Canada decreased 16 percent for the quarter and 13 percent year to date. Outside the U.S. and Canada, net sales decreased 12 percent for the quarter and 7 percent for the first nine months, with unfavorable currency-translation effects of 4 percent and 6 percent for the respective periods.

Deere’s equipment operations reported operating profit of $625 million for the quarter and $1.526 billion for nine months, compared with $601 million and $1.842 billion last year. The improvement for the quarter was primarily driven by price realization, lower production costs and a decrease in selling, administrative and general expenses, partially offset by reduced shipment volumes and the unfavorable effects of foreign-currency exchange. The year-to-date decline was mostly due to lower shipment volumes, unfavorable effects of foreign-currency exchange and a less favorable product mix. Partially offsetting these factors for the year-to-date period were price realization, lower production costs and decreased selling, administrative and general expenses. Both periods benefited from a gain on the sale of a partial interest in the unconsolidated affiliate SiteOne Landscape Supply, LLC.

Net income of the company’s equipment operations was $353 million for the third quarter and $873 million for the first nine months, compared with $344 million and $1.109 billion for the corresponding periods of 2015.

Financial services reported net income attributable to Deere & Company of $125.9 million for the quarter and $357.9 million for nine months compared with $153.4 million and $480.0 million last year. Lower results for the quarter were primarily due to less-favorable financing spreads, a higher provision for credit losses and higher losses on lease residual values. The year-to-date decline was largely a result of higher losses on lease residual values, less-favorable financing spreads and a higher provision for credit losses. Additionally, prior year-to-date results benefited from a gain on the sale of the crop insurance business.

Company Outlook & Summary

Company equipment sales are projected to decrease about 10 percent for fiscal 2016 and be down about 8 percent for the fourth quarter compared with year-ago periods. Included in the forecast is a negative foreign-currency translation effect of about 2 percent

Deere Announces Third-Quarter Earnings	6

for the full year and a positive translation effect of about 1 percent in the fourth quarter. For fiscal 2016, net income attributable to Deere & Company is anticipated to be about $1.350 billion.

“Deere continues to perform well in the face of challenging market conditions, particularly in relation to agricultural downturns of the past,” Allen said. “This underscores the success of our efforts to develop a more durable business model and a wider range of revenue sources. At the same time, we are continuing to focus on ways to make our operations more efficient and achieve further structural cost reductions. We remain confident in the company’s present direction and firmly believe Deere is on the right track to deliver significant value to its customers and investors in the years ahead.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales fell 11 percent for the quarter and 7 percent for nine months due largely to lower shipment volumes and the unfavorable effects of currency translation. These factors were partially offset by price realization.

Operating profit was $571 million for the quarter and $1.329 billion year to date, compared with $472 million and $1.378 billion, respectively, last year. The improvement for the quarter was primarily driven by price realization, lower production costs and lower selling, administrative and general expenses, partially offset by lower shipment volumes and unfavorable effects of foreign-currency exchange. Year-to-date results were down primarily because of reduced shipment volumes, unfavorable effects of foreign-currency exchange and a less favorable product mix, partially offset by price realization and lower production costs and selling, administrative and general expenses. Both periods benefited from a gain on the sale of a partial interest in SiteOne Landscape Supply, LLC.

Construction & Forestry. Construction and forestry sales decreased 24 percent for the quarter and 21 percent for nine months mainly as a result of lower shipment volumes.

Operating profit was $54 million for the quarter and $197 million for nine months, compared with $129 million and $464 million for the corresponding periods last year. Operating profit fell for the quarter mainly due to reduced shipment volumes and a less favorable product mix, partially offset by lower production costs, a decrease in selling, administrative and general expenses and price realization. Year-to-date results declined primarily due to lower shipment volumes, partially offset by lower production costs and selling, administrative and general expenses.

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Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 8 percent for fiscal-year 2016, including a negative currency-translation effect of about 2 percent.

Industry sales for agricultural equipment in the U.S. and Canada are forecast to be down 15 to 20 percent for 2016. The decline, reflecting the impact of low commodity prices and weak farm incomes, has been most pronounced in the sale of higher-horsepower models.

Full-year 2016 industry sales in the EU28 are forecast to be flat to down 5 percent, with the decline attributable to low commodity prices and farm incomes, including continued pressure on the dairy sector. In South America, industry sales of tractors and combines are projected to be down 15 to 20 percent largely as a result of economic and political concerns in Brazil. Asian sales are projected to be flat to down slightly, due in part to weakness in China.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2016. Deere sales are benefiting from new products and general economic growth.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be down about 18 percent for 2016, including a negative currency-translation effect of about 1 percent. The forecast decline in sales largely reflects the impact of weak conditions in North America. In forestry, global industry sales are expected to be down 5 to 10 percent from last year’s strong levels.

Financial Services. Fiscal-year 2016 net income attributable to Deere & Company for the financial services operations is expected to be approximately $480 million. The outlook reflects less-favorable financing spreads, higher losses on lease residual values and an increased provision for credit losses. Additionally, 2015 results benefited from a gain on the sale of the crop insurance business.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $90.4 million for the third quarter and $259.9 million year to date, compared with $126.9 million and $376.4 million for the respective periods last year. The decline for the quarter was primarily due to a less favorable financing spread, higher losses on lease residual values and a higher

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provision for credit losses. Year-to-date results decreased mainly due to higher losses on lease residual values, less-favorable financing spreads and a higher provision for credit losses.

Net receivables and leases financed by JDCC were $32.928 billion at July 31, 2016, compared with $33.400 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the

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results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets and industries in which the company operates, especially material changes in economic activity in these markets and industries; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof and the response thereto; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The potential withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the

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stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil

Deere Announces Third-Quarter Earnings	11

and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment; labor relations and contracts; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s and suppliers’ information technology infrastructure; and changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, to fund operations and costs associated with engaging in diversified funding activities, and to fund purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Third Quarter 2016 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Nine Months Ended
	July 31			July 31
			%			%
	2016	2015	Change	2016	2015	Change
Net sales and revenues:
Agriculture and turf	$4,704	$5,308	-11	$14,046	$15,155	-7
Construction and forestry	1,157	1,532	-24	3,691	4,688	-21
Total net sales	5,861	6,840	-14	17,737	19,843	-11
Financial services	667	636	+5	1,954	1,937	+1
Other revenues	196	118	+66	433	367	+18
Total net sales and revenues	$6,724	$7,594	-11	$20,124	$22,147	-9
Operating profit: *
Agriculture and turf	$571	$472	+21	$1,329	$1,378	-4
Construction and forestry	54	129	-58	197	464	-58
Financial services	191	239	-20	545	737	-26
Total operating profit	816	840	-3	2,071	2,579	-20
Reconciling items **	(100)	(87)	+15	(272)	(254)	+7
Income taxes	(227)	(241)	-6	(560)	(736)	-24
Net income attributable to Deere & Company	$489	$512	-4	$1,239	$1,589	-22

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended July 31, 2016 and 2015

(In millions of dollars and shares except per share amounts) Unaudited

	2016	2015
Net Sales and Revenues
Net sales	$5,861.4	$6,839.5
Finance and interest income	638.5	596.7
Other income	224.5	157.5
Total	6,724.4	7,593.7

Costs and Expenses
Cost of sales	4,494.2	5,358.0
Research and development expenses	338.8	346.8
Selling, administrative and general expenses	709.0	755.3
Interest expense	200.7	171.5
Other operating expenses	276.6	223.6
Total	6,019.3	6,855.2

Income of Consolidated Group before Income Taxes	705.1	738.5
Provision for income taxes	226.5	241.0
Income of Consolidated Group	478.6	497.5
Equity in income of unconsolidated affiliates	10.0	14.2
Net Income	488.6	511.7
Less: Net income (loss) attributable to noncontrolling interests	(.2)	.1
Net Income Attributable to Deere & Company	$488.8	$511.6

Per Share Data
Basic	$1.55	$1.54
Diluted	$1.55	$1.53

Average Shares Outstanding
Basic	314.3	331.4
Diluted	315.7	334.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Nine Months Ended July 31, 2016 and 2015

(In millions of dollars and shares except per share amounts) Unaudited

	2016	2015
Net Sales and Revenues
Net sales	$17,737.1	$19,843.1
Finance and interest income	1,849.0	1,766.7
Other income	538.3	537.7
Total	20,124.4	22,147.5

Costs and Expenses
Cost of sales	13,865.3	15,472.8
Research and development expenses	1,003.1	1,021.1
Selling, administrative and general expenses	2,016.8	2,154.2
Interest expense	564.9	517.1
Other operating expenses	884.7	659.1
Total	18,334.8	19,824.3

Income of Consolidated Group before Income Taxes	1,789.6	2,323.2
Provision for income taxes	559.9	735.6
Income of Consolidated Group	1,229.7	1,587.6
Equity in income of unconsolidated affiliates	7.3	1.8
Net Income	1,237.0	1,589.4
Less: Net income (loss) attributable to noncontrolling interests	(1.6)	.6
Net Income Attributable to Deere & Company	$1,238.6	$1,588.8

Per Share Data
Basic	$3.93	$4.71
Diluted	$3.91	$4.67

Average Shares Outstanding
Basic	315.4	337.3
Diluted	316.7	339.9

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2016	2015	2015
Assets
Cash and cash equivalents	$4,321.0	$4,162.2	$4,130.8
Marketable securities	468.9	437.4	421.1
Receivables from unconsolidated affiliates	18.7	33.3	43.2
Trade accounts and notes receivable - net	3,924.6	3,051.1	4,220.4
Financing receivables - net	22,594.8	24,809.0	24,973.4
Financing receivables securitized - net	5,947.4	4,834.6	4,737.8
Other receivables	811.9	991.2	823.1
Equipment on operating leases - net	5,602.7	4,970.4	4,426.0
Inventories	3,851.3	3,817.0	4,319.0
Property and equipment - net	5,047.3	5,181.5	5,126.4
Investments in unconsolidated affiliates	246.2	303.5	310.6
Goodwill	823.6	726.0	715.9
Other intangible assets - net	109.5	63.6	57.8
Retirement benefits	323.1	215.6	335.0
Deferred income taxes	2,612.6	2,767.3	2,705.0
Other assets	1,902.8	1,583.9	1,586.7
Total Assets	$58,606.4	$57,947.6	$58,932.2

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$7,362.1	$8,426.6	$9,347.9
Short-term securitization borrowings	5,728.9	4,590.0	4,595.4
Payables to unconsolidated affiliates	74.2	80.6	73.7
Accounts payable and accrued expenses	6,799.5	7,311.5	7,235.8
Deferred income taxes	172.3	160.8	150.9
Long-term borrowings	24,128.4	23,832.8	23,200.9
Retirement benefits and other liabilities	6,886.9	6,787.7	6,602.6
Total liabilities	51,152.3	51,190.0	51,207.2

Redeemable noncontrolling interest	14.4

Stockholders’ Equity
Total Deere & Company stockholders’ equity	7,428.4	6,743.4	7,723.1
Noncontrolling interests	11.3	14.2	1.9
Total stockholders’ equity	7,439.7	6,757.6	7,725.0
Total Liabilities and Stockholders’ Equity	$58,606.4	$57,947.6	$58,932.2

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Nine Months Ended July 31, 2016 and 2015

(In millions of dollars) Unaudited

	2016	2015
Cash Flows from Operating Activities
Net income	$1,237.0	$1,589.4
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	70.3	35.4
Provision for depreciation and amortization	1,158.4	1,029.2
Impairment charges	49.7
Share-based compensation expense	51.8	47.7
Undistributed earnings of unconsolidated affiliates	.7	(5.2)
Provision for deferred income taxes	155.5	73.0
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(588.1)	(598.0)
Insurance receivables		333.4
Inventories	(380.1)	(941.5)
Accounts payable and accrued expenses	(461.9)	(594.6)
Accrued income taxes payable/receivable	78.3	(58.1)
Retirement benefits	145.8	293.4
Other	(197.5)	(12.3)
Net cash provided by operating activities	1,319.9	1,191.8

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	11,312.7	11,517.9
Proceeds from maturities and sales of marketable securities	139.2	833.0
Proceeds from sales of equipment on operating leases	916.6	773.7
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	81.1	149.2
Cost of receivables acquired (excluding receivables related to sales)	(10,423.4)	(11,162.9)
Purchases of marketable securities	(149.9)	(100.8)
Purchases of property and equipment	(387.0)	(461.4)
Cost of equipment on operating leases acquired	(1,730.6)	(1,355.7)
Acquisitions of businesses, net of cash acquired	(198.9)
Other	77.8	(23.4)
Net cash provided by (used for) investing activities	(362.4)	169.6

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(133.7)	1,805.2
Proceeds from long-term borrowings	4,115.2	3,639.8
Payments of long-term borrowings	(3,977.3)	(3,980.1)
Proceeds from issuance of common stock	17.5	170.4
Repurchases of common stock	(205.4)	(1,833.9)
Dividends paid	(572.6)	(617.9)
Excess tax benefits from share-based compensation	3.8	18.5
Other	(53.6)	(56.9)
Net cash used for financing activities	(806.1)	(854.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	7.4	(162.7)

Net Increase in Cash and Cash Equivalents	158.8	343.8
Cash and Cash Equivalents at Beginning of Period	4,162.2	3,787.0
Cash and Cash Equivalents at End of Period	$4,321.0	$4,130.8

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         In May 2016, the Company received a distribution of $60 million from SiteOne Landscapes, LLC (SiteOne) that reduced the Company’s investment in unconsolidated affiliates. The distribution included $4 million of a return on investment, which is shown in the Statement of Consolidated Cash Flows in undistributed earnings of unconsolidated affiliates in net cash provided by operating activities, and $56 million of a return of investment shown in other cash flows from investing activities. In May 2016, the Company also sold approximately 30 percent of its interest in SiteOne in an initial public offering and terminated a service agreement resulting in gross proceeds of approximately $81 million with a total gain of $75 million pretax or $47 million after-tax. The gain is recorded in other income. The Company retained an approximately 24 percent ownership interest in SiteOne.

(2)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2016	2015	2016	2015

Dividends declared	$.60	$.60	$1.80	$1.80
Dividends paid	$.60	$.60	$1.80	$1.80

(3)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended July 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Net Sales and Revenues
Net sales	$5,861.4	$6,839.5
Finance and interest income	15.1	20.8	$691.0	$644.3
Other income	216.9	140.8	27.6	51.2
Total	6,093.4	7,001.1	718.6	695.5

Costs and Expenses
Cost of sales	4,494.6	5,358.4
Research and development expenses	338.8	346.8
Selling, administrative and general expenses	573.1	633.5	137.6	123.9
Interest expense	65.9	69.6	140.8	113.6
Interest compensation to Financial Services	61.6	56.7
Other operating expenses	45.6	36.3	248.9	219.3
Total	5,579.6	6,501.3	527.3	456.8

Income of Consolidated Group before Income Taxes	513.8	499.8	191.3	238.7
Provision for income taxes	160.9	155.5	65.6	85.5
Income of Consolidated Group	352.9	344.3	125.7	153.2

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	125.9	153.4	.2	.2
Other	9.8	14.0
Total	135.7	167.4	.2	.2
Net Income	488.6	511.7	125.9	153.4
Less: Net income (loss) attributable to noncontrolling interests	(.2)	.1
Net Income Attributable to Deere & Company	$488.8	$511.6	$125.9	$153.4

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Nine Months Ended July 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Net Sales and Revenues
Net sales	$17,737.1	$19,843.1
Finance and interest income	45.8	58.8	$1,988.9	$1,900.9
Other income	497.1	451.2	143.9	201.4
Total	18,280.0	20,353.1	2,132.8	2,102.3

Costs and Expenses
Cost of sales	13,866.7	15,474.2
Research and development expenses	1,003.1	1,021.1
Selling, administrative and general expenses	1,642.6	1,794.1	379.6	366.9
Interest expense	195.7	208.0	386.7	346.0
Interest compensation to Financial Services	168.2	156.0
Other operating expenses	158.2	112.6	822.4	653.3
Total	17,034.5	18,766.0	1,588.7	1,366.2

Income of Consolidated Group before Income Taxes	1,245.5	1,587.1	544.1	736.1
Provision for income taxes	372.5	478.5	187.4	257.1
Income of Consolidated Group	873.0	1,108.6	356.7	479.0

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	357.9	480.0	1.2	1.0
Other	6.1	.8
Total	364.0	480.8	1.2	1.0
Net Income	1,237.0	1,589.4	357.9	480.0
Less: Net income (loss) attributable to noncontrolling interests	(1.6)	.6
Net Income Attributable to Deere & Company	$1,238.6	$1,588.8	$357.9	$480.0

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	July 31	October 31	July 31	July 31	October 31	July 31
	2016	2015	2015	2016	2015	2015
Assets
Cash and cash equivalents	$3,134.9	$2,900.0	$2,907.1	$1,186.1	$1,262.2	$1,223.7
Marketable securities	40.2	47.7	47.4	428.7	389.7	373.7
Receivables from unconsolidated subsidiaries and affiliates	2,429.5	2,428.7	2,941.5
Trade accounts and notes receivable - net	535.4	485.2	581.2	4,560.6	3,553.1	4,780.9
Financing receivables - net	.4	.9	4.7	22,594.4	24,808.1	24,968.7
Financing receivables securitized - net				5,947.4	4,834.6	4,737.8
Other receivables	726.6	849.5	779.2	103.0	152.9	76.2
Equipment on operating leases - net				5,602.7	4,970.4	4,426.0
Inventories	3,851.3	3,817.0	4,319.0
Property and equipment - net	4,994.7	5,126.2	5,072.4	52.6	55.3	54.0
Investments in unconsolidated subsidiaries and affiliates	4,752.9	4,817.6	4,923.8	11.6	10.5	10.2
Goodwill	823.6	726.0	715.9
Other intangible assets - net	109.5	63.6	57.8
Retirement benefits	319.0	211.9	335.5	21.8	25.0	27.1
Deferred income taxes	3,173.2	3,092.0	3,028.6	71.9	67.9	61.6
Other assets	860.1	807.3	859.4	1,045.8	779.1	730.0
Total Assets	$25,751.3	$25,373.6	$26,573.5	$41,626.6	$40,908.8	$41,469.9

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$261.7	$464.3	$650.8	$7,100.4	$7,962.3	$8,697.1
Short-term securitization borrowings				5,728.9	4,590.0	4,595.4
Payables to unconsolidated subsidiaries and affiliates	74.2	80.6	73.7	2,410.7	2,395.4	2,898.3
Accounts payable and accrued expenses	6,470.8	6,801.2	7,025.1	1,521.0	1,511.2	1,387.3
Deferred income taxes	97.3	86.8	79.9	707.5	466.6	456.2
Long-term borrowings	4,578.6	4,460.6	4,475.4	19,549.8	19,372.2	18,725.5
Retirement benefits and other liabilities	6,814.6	6,722.5	6,543.6	90.0	86.4	86.7
Total liabilities	18,297.2	18,616.0	18,848.5	37,108.3	36,384.1	36,846.5

Redeemable noncontrolling interest	14.4

Stockholders’ Equity
Total Deere & Company stockholders’ equity	7,428.4	6,743.4	7,723.1	4,518.3	4,524.7	4,623.4
Noncontrolling interests	11.3	14.2	1.9
Total stockholders’ equity	7,439.7	6,757.6	7,725.0	4,518.3	4,524.7	4,623.4
Total Liabilities and Stockholders’ Equity	$25,751.3	$25,373.6	$26,573.5	$41,626.6	$40,908.8	$41,469.9

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Cash Flows from Operating Activities
Net income	$1,237.0	$1,589.4	$357.9	$480.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5.3	2.1	65.0	33.3
Provision for depreciation and amortization	613.7	605.6	615.5	503.2
Impairment charges			49.7
Undistributed earnings of unconsolidated subsidiaries and affiliates	55.9	(4.9)	(1.0)	(.8)
Provision (credit) for deferred income taxes	(77.0)	(39.6)	232.5	112.6
Changes in assets and liabilities:
Trade receivables	(57.5)	37.2
Insurance receivables				333.4
Inventories	59.5	(473.2)
Accounts payable and accrued expenses	(285.6)	(113.4)	7.8	(322.3)
Accrued income taxes payable/receivable	72.4	(82.9)	5.9	24.8
Retirement benefits	139.6	282.1	6.2	11.3
Other	(118.8)	145.8	56.8	(25.5)
Net cash provided by operating activities	1,644.5	1,948.2	1,396.3	1,150.0

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			12,208.1	12,516.5
Proceeds from maturities and sales of marketable securities	75.6	700.1	63.6	132.9
Proceeds from sales of equipment on operating leases			916.6	773.7
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	81.1			149.2
Cost of receivables acquired (excluding trade and wholesale)			(11,236.7)	(12,063.2)
Purchases of marketable securities	(61.0)	(49.1)	(88.9)	(51.7)
Purchases of property and equipment	(385.4)	(458.1)	(1.6)	(3.3)
Cost of equipment on operating leases acquired			(2,324.8)	(1,988.6)
Increase in trade and wholesale receivables			(786.5)	(924.0)
Acquisitions of businesses, net of cash acquired	(198.9)
Other	(24.2)	2.2	70.7	(22.1)
Net cash provided by (used for) investing activities	(512.8)	195.1	(1,179.5)	(1,480.6)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(170.0)	318.5	36.3	1,486.7
Change in intercompany receivables/payables	(12.1)	447.2	12.1	(447.2)
Proceeds from long-term borrowings	139.4	6.7	3,975.8	3,633.1
Payments of long-term borrowings	(70.3)	(147.1)	(3,907.0)	(3,833.0)
Proceeds from issuance of common stock	17.5	170.4
Repurchases of common stock	(205.4)	(1,833.9)
Dividends paid	(572.6)	(617.9)	(412.1)	(479.6)
Excess tax benefits from share-based compensation	3.8	18.5
Other	(28.7)	(38.1)	(3.8)	9.5
Net cash provided by (used for) financing activities	(898.4)	(1,675.7)	(298.7)	369.5

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.6	(129.7)	5.8	(33.0)

Net Increase (Decrease) in Cash and Cash Equivalents	234.9	337.9	(76.1)	5.9
Cash and Cash Equivalents at Beginning of Period	2,900.0	2,569.2	1,262.2	1,217.8
Cash and Cash Equivalents at End of Period	$3,134.9	$2,907.1	$1,186.1	$1,223.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.